           As filed with the Securities and Exchange Commission on July 7, 2000
                                                          Registration No. 333-
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ---------------------------
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                          ---------------------------

                            PRIVATE MEDIA GROUP, INC.
           ----------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                     Nevada                               87-0365673
           -------------------------------        ---------------------
           (State or other jurisdiction of          (I.R.S. Employer
           incorporation or organization)           Identification No.)

     Carrettera de Rubi 22-26, 08190 Sant Cugat del Valles, Barcelona, Spain
    ------------------------------------------------------------------------
                                 34-93-590-7070
                                 --------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                    Berth H. Milton, Chief Executive Officer
                           Private Media Group, Inc.
                            Carrettera de Rubi 22-26
                          08190 Sant Cugat del Valles
                                Barcelona, Spain
                                 34-93-590-7070
                     ---------------------------------------
                    (Name, Address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                             Samuel S. Guzik, Esq.
                               Guzik & Associates
                      1800 Century Park East, Fifth Floor
                             Los Angeles, CA 90067
                                 (310) 788-8600
                          -----------------------------

Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        Calculation of Registration Fee

---------------------------------------------------------------------------------------------------------
                                                                      Proposed
Title of each class                             Proposed               maximum
of securities to be       Amount to be      maximum offering      aggregate offering        Amount of
registered                registered(2)    price per share(1)          price(1)          registration fee
----------------------   ---------------   -------------------   ---------------------   ----------------

Common Stock,
$.001 par value             1,151,928           $9.625               $11,087,307              $2,909.31
---------------------------------------------------------------------------------------------------------

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the high and low price of the Registrant's Common Stock on July 5, 2000.
(2) Included in this amount are 943,464 shares issuable upon exercise of outstanding Options and Warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends, anti-dilution and similar provisions in accordance with Rule 416.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                       1,151,928 SHARES OF COMMON STOCK

                            PRIVATE MEDIA GROUP, INC.

     The stockholders of Private Media Group, Inc. listed below in the section entitled "Selling Stockholders and Plan of Distribution" ("selling stockholders") may offer and sell from time to time shares of our common stock under this prospectus. These shares include 943,464 shares of common stock which may be acquired by these stockholders by exercising stock options and warrants and 208,464 shares of common stock issued to a selling stockholder in a private transaction. The maximum number of shares of common stock which may be resold under this prospectus is 1,151,928 shares.

     Although we will be entitled to receive proceeds from the exercise of options by the selling stockholders, we will not receive any part of the proceeds from sales of common stock by the selling stockholders.

     Our common stock is traded on the Nasdaq Stock Market, Inc. National Market under the trading symbol "PRVT". On July 5, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $9 1/8.

     All share amounts have been adjusted to reflect the company's three-for-one stock dividend distributed to holders of record of the common stock on May 30, 2000.

THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," AT PAGE FIVE, FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is              , 2000

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS................................................   3

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS....................   3

INFORMATION AVAILABLE TO YOU.........................................   3

THE COMPANY..........................................................   5

USE OF PROCEEDS......................................................   5

RISK FACTORS.........................................................   6

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION........................  15

INDEMNIFICATION......................................................  18

LEGAL MATTERS........................................................  18

EXPERTS..............................................................  18

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may sell up to 1,151,928 shares of our common stock, which they may acquire in the future from us. This prospectus provides you with a general description of our common stock which the selling stockholders may offer. When the selling stockholders sell our common stock, we may provide, if necessary, a prospectus supplement that will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Information Available to You."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed under the captions "Risk Factors" and elsewhere in this prospectus or in the information incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include factors discussed in this prospectus, including information which we have incorporated into this prospectus by reference.

                          INFORMATION AVAILABLE TO YOU

     Private Media Group, Inc. ("Private", the "Company", "We" or "Us") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You can inspect and copy the Registration Statement on Form S-3 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants (like Private) that file electronically.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a Registration Statement that we have filed with the SEC. This prospectus, which is a part of the Registration Statement, does not contain all the information contained in the Registration Statement. Certain items are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description, and each such statement is qualified by such reference. To see more detail, you should read the exhibits and schedules filed with our Registration Statement.

     The SEC allows this prospectus to "incorporate by reference" certain other information that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered have been sold.

     (1) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Commission pursuant to the Exchange Act on March 30, 2000 (File No. 0-25067);

     (2)   Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
           2000;

     (3) The description of our Common Stock contained in the Company's Report on Form 8-A filed on November 16, 1998 (File No. 0-25067); and

     (4) All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1999.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of our Common Stock offered under this prospectus have been sold or which deregisters all of such shares then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this prospectus from the date of filing of such documents.

     If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the Registration Statement of which this prospectus is a part. Requests should be addressed to us as follows:

Private Media Group, Inc.
Carrettera de Rubi 22-26
08190 Sant Cugat del Valles
Barcelona, Spain
Attention: Johan Gillborg, Chief Financial Officer
Telephone: 34-93-590-7070

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     We are engaged in the acquisition, refinement and delivery of adult feature products and services, including a range of proprietary websites, DVDs, unrated and adult feature magazines, videos and CD-Roms; the distribution and licensing of our proprietary products and services on the Internet, including magazines, videos, interactive services, adult novelty products and the Private Circle fashion line; and TV Home Shopping for our proprietary and licensed products.

     Our principal executive offices are located at Carrettera de Rubi 22-26, 08190 Sant Cugat del Valles, Barcelona, Spain, telephone 34-93-590-7070.

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of our Common Stock will go to the selling stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock by the selling stockholders.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our Future Capital Requirements and Needs for Additional Financing are Uncertain

     We believe that current and future available capital resources, including cash flow from operations, will be adequate to fund our working capital requirements based upon our present level of operations for the 12 month period following the date of this Prospectus. However, future events may cause us to seek additional capital sooner. In addition, we intend to expand our business activities in the next 12 months, which will require additional sources of funding. If additional capital resources are required, these funds may not be available on favorable terms, or at all. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to existing shareholders. The unavailability of funds could have a material adverse effect on our financial condition, results of operations and our ability to expand operations.

We May Have Difficulty Managing Growth

     We expect to be entering a period of significant growth. This growth, if effected, will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with entry into new markets and development of new products. To manage growth effectively, we will need to continue to improve and expand our operational, financial and management information systems and telecommunications systems and to hire and manage additional personnel. We may not be able to successfully manage this rapidly evolving business. Our failure to adequately manage anticipated growth would have a material adverse effect upon our operating results.

We are Dependent Upon the Future Growth of the Internet and the Internet
Structure

     The growth of our Internet operations has been driven in part by the rapid technological change in those markets and increased use of the Internet. Such rapid technological change may not continue and the telecommunications infrastructure may not be developed to support the high-volume adoption of these technologies.

     Our future success also depends, in part, upon the continued growth of the Internet. Such growth is a recent phenomenon and the current rate of growth may not be sustained in future periods. Factors that could negatively influence the growth of the Internet in the future include:

     . the availability of the Internet infrastructure to support its growth;

     . delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

     .     increased governmental regulation.

     Any of these factors could materially adversely affect our results of operations.

We are Dependent Upon Key Employees

          Our future success will depend, to a significant degree, on the continued services of our executive officers and other key personnel, including Berth Milton, Marten Kull, Javier Sanchez and Johan Gillborg, and upon our ability to continue to attract motivate and retain highly qualified and talented personnel, including software development technical personnel. In particular, we are dependent upon the management services of Mr. Berth Milton and Mr. Marten Kull. Although we intend to acquire key-man life insurance on the lives of Messrs. Milton and Kull naming us as beneficiary, we have not yet procured such insurance and there is no assurance that we will be able to obtain such insurance in the future.

       Mr. Milton is the founder of our principal operating division, Milcap Media Group, and has managed its business and marketing operations since the acquisition of the trademark Private from his father in 1990. Mr. Milton is also the Chief Executive Officer and a Director of Private Media Group, Inc. and the chief executive officer of Milcap Media Group S.L. ("MMG") in Barcelona, Spain. The loss of the services of Mr. Milton could have a material adverse effect on our business and operating results. We have no assurance that we will be successful in retaining his services in the future.

          Mr. Kull has managed our production and marketing operations since the inception. Mr. Kull has a long term employment agreement with us. Competition for employees like Mr. Kull is intense and the process of locating key marketing and technical personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. The loss of the services of Mr. Kull could have a material adverse effect on our business and operating results We have no assurance that we will be successful in retaining him in the long run. Mr. Kull is subject to a non-competition agreement.

          The loss of the services of any of our executive officers or other key personnel, including Messrs. Marten Kull, Javier Sanchez and Johan Gillborg, could also have a material adverse effect on our business and operating results. As we do not presently have employment agreements with these individuals, there can be no assurance that we will be successful in retaining such personnel.

Our Business is Highly Competitive

       Our business is highly competitive. All aspects of our business, including price, promptness of service, and product quality are significant competitive factors. Our ability to successfully compete with respect to each factor is important to our profitability. We compete with a number of other businesses that may have greater technical and human resources. These companies may develop products or services that may be more effective than our products or services. They may also be more successful than us in marketing their products or services. Some of the our current and potential competitors have significantly greater market presence, name recognition and financial and technical resources than us.

Also, many of our competitors have longstanding market positions and established brand names in their respective markets. To the extent that current and potential competitors compete on the basis of price, this could result in lower margins for our products. Although we place a high value upon our demonstrated ability to provide quality service to our customers in order to be competitive in the market place, we may not be able to compete successfully against current and new competitors as our markets continue to evolve.

We are Subject to Rapidly Changing Technology

          We are engaged in businesses that have experienced tremendous technological change over the past few years. Therefore, we face all risks inherent in businesses that are subject to rapid technological advancement. This includes the possibility that a technology that we have invested heavily in may become obsolete. This in turn may require us to invest in new technology. Our inability to identify, fund the investment in, and commercially exploit new technology could have an adverse impact on our financial condition. Our ability to implement our business plan and to achieve the results projected by us will be dependent, to some extent, upon our ability to predict technological advances and implement strategies to take advantage of such changes. Our future profitability will depend upon our ability to adjust to such new developments. New technological discoveries may render our equipment uneconomical or obsolete. In order to minimize such risks, we subcontract and intend to continue to subcontract capital intensive or technically complex businesses such as editing, video and CD-Rom duplication, DVD replication and other similar business. However, we may not have access to these subcontractors when their services are required, and their services may not be available on favorable terms.

The Markets In Which We Compete are Subject to Change

      Our video and film operations compete with pay-per-view cable television systems, in which cable television subscribers pay a fee to see a movie or other program selected by the subscriber. Existing pay-per-view services offer a limited number of channels and programs and are generally available only to households with a converter to unscramble incoming signals. Recently developed technologies, however, permit certain cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes in more markets as frequently as every five minutes. Ultimately, further improvements in these technologies or the development of other technologies could lead to the availability of a broad selection of movies to consumers on demand at low prices, which could substantially decrease the demand for video purchases or rentals. This could have a material adverse effect on our financial condition and results of operations.

We Face Certain Risks Relating to Our Proprietary Rights

       We rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and non-disclosure agreements to protect our proprietary products. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our products without authorization, or to substantially use our concepts and market them, trading on our established customer base. In addition, we cannot be certain that others will not develop substantially equivalent or superseding products, thereby substantially reducing the value of our proprietary rights. Confidentiality agreements with our employees or any license agreements with our customers may not provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

          We do not believe that our products infringe the proprietary rights of third parties, and we are not currently engaged in any material intellectual property litigation or proceedings. Nonetheless, in the future we could become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead to our entering into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non- infringing technology, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results. To the extent we may desire, or are required, to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to us, if at all.

Enforcement of Civil Liabilities Against the Company and its Management May be Difficult

          Private Media Group, Inc. is a corporation organized under the laws of the State of Nevada. Its agent for service of process in the United States is Gateway Enterprises, Inc., whose address is 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121. Presently, most of our Directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce, in courts outside the United States,judgments against these persons obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since substantially all of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

There are Risks Associated With Our Foreign Operations

          Substantially all of our operations are presently conducted in numerous countries outside the United States. In addition, our growth strategy provides for increased services to foreign customers and to domestic customers distributing programming to international markets. As a consequence of the global nature of our business we will be exposed to market risks from changes in interest rates and foreign currency exchange rates which may adversely affect our results of operations and financial condition. By virtue of our significant operations outside the United States, we will be subject to the risks normally associated with cross-border business transactions and activities, including those relating to delayed payments from customers in certain countries or difficulties in the collection of receivables generally. In addition, we will be exposed to the risk of changes in social, political and economic conditions in the countries where we engage in business. Political and economic instability could adversely affect our business activities and operations in these regions. Unexpected changes in regulatory requirements, tariffs and other trade barriers and price or exchange controls could limit operations and make the repatriation of profits difficult. In addition, the uncertainty of the legal environment could limit our ability to enforce effectively or rights in certain markets. We do not believe that any of such risks have had a material impact on our business operations or financial condition in the past. However, these risks could have a material adverse impact in the future.

Our Business Involves the Provision of Sexually Explicit Content

          We are engaged in the business of providing sexually explicit products worldwide. Many people may regard our primary business as unwholesome. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the market for our Common Stock, financings, or other activities due to the nature of our primary business. These refusals may negatively impact the value of our Common Stock and our opportunities to attract market support. Federal and State governments, along with various religious and children's advocacy groups, consistently propose and pass legislation aimed at restricting provision of, access to, and content of adult entertainment. These groups also may file lawsuits against providers of adult entertainment, encourage boycotts against such providers, and mount negative publicity. In this regard, our magazines, and certain distribution outlets and advertisers, have from time to time been the target of certain groups who seek to limit its availability because of its content. In our 36-year history, we have never sold a product that has been judged to be obscene or illegal worldwide, including the U.S. However, we continue to remain subject to future legal attacks.

We are Subject to Certain Risks Relating to Performers

          Our film, video and photo productions are subject to various U.S. and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur. Accordingly, we have adopted practices and procedures intended to ensure compliance with these regulations. In this regard, when we engage in the production of videos, films and photo sets, we contract directly with the video or film directors or the photographer, and we have no direct contractual relationship with performers or models. Generally, these productions do not take place at our facilities. However, each of the agreements between us and the director or photographer, require the director or photographer to obtain written representations and documents from the models and performers to ensure that the production will comply with applicable laws governing sexually media productions, including information relating to age and health, and to furnish such information to us. Although these measures are intended to protect us from liability under applicable U.S. and foreign laws governing sexually explicit media productions, and in its 36-year history, we have never sold a product that has been judged to be illegal worldwide, including the U.S., there can be no assurance that such sales will not be subject to successful legal attacks in the future.

Our Operating Results May Fluctuate

       Our quarterly operating results may fluctuate significantly depending upon a number of factors, including:

           .    the introduction of new products by our competitors,
           .    regulatory actions,

           .    market acceptance of our products,
           .    adoption of new technologies, and
           .    manufacturing and distribution costs and capabilities.

We Do Not Anticipate Paying Dividends in the Future

          Private Media Group, Inc. has never paid dividends on its Common Stock and does not anticipate payment of dividends in the foreseeable future. We intend to retain earnings for the foreseeable future for use in the operation and expansion of our business.

The Price of Our Common Stock May be Volatile

          The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded companies, especially those companies deriving a portion of their revenues from Internet commerce, have in the past been, and can in the future be expected to be, especially volatile. Future events which may have an impact on the price of our common stock include:

           .    announcements of new products or technical innovations by us or our competitors,
           .    developments or disputes concerning proprietary rights,
           .    publicity regarding actual or potential results relating to products under development by us or our competitors,
           .    regulatory developments in both the United States and foreign countries,
           .    other external factors, and
           .    period to-period fluctuations in our financial results.

Outstanding Options and Warrants Could Have an Adverse Effect

          As of May 31, 2000, we had a significant number of outstanding warrants and options, including 525,000 Common Stock Warrants exercisable at $1.33 per share and Options under the 1999 Employee Stock Option Plan, which has
3,600,000 available option shares.   The holders thereof have, at nominal cost,
the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as these warrants and options remain unexercised, our ability to obtain additional capital may be adversely affected. Moreover, the warrant holders may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable to us than those provided by the existing warrants and options.

There are Risks Relating to the Issuance of Additional Shares of Common Stock

          Our Articles of Incorporation currently authorize the Board of Directors to issue up to 100,000,000 shares of Common Stock. The power of the Board of Directors to issue shares of Common Stock or warrants to purchase shares of Common Stock is subject to shareholder approval in only limited instances. Accordingly, any additional issuance of our Common Stock may have the effect of further diluting the equity interest of shareholders.

There are Risks Relating to the Issuance of Additional Shares of Preferred Stock

          Our Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock, of which 7,000,000 are currently issued and outstanding, and to determine the price, and the other rights, preferences, privileges and restrictions, without any further vote or action by our stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. If Preferred Stock is issued, it may rank senior to our Common Stock in respect of the right to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company. The provisions in the Articles of Incorporation authorizing preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company, and could adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of the Company. We presently have outstanding 7,000,000 shares of $4.00 Series A Preferred Stock, which has certain rights, preferences and privileges which could adversely affect the holders of the Common Stock. We currently have no current plans to issue additional shares of Preferred Stock.

There are Risks Associated With Potential Acquisitions of Business Enterprises

          Our business plan as presently formulated contemplates growth through additional acquisitions of existing business enterprises in near the future, principally through the issuance of securities. We do not plan to limit such potential acquisitions to any particular industry. We may not be able to integrate such businesses into our operations or operate these businesses on a profitable basis in the future. In addition, future acquisition opportunities may not become available, or may not be accomplished on favorable terms. Acquisitions may not result in profitable operations in the future. Because we may issue securities as full or partial payment for an acquisition, fluctuations in the Common Stock may have an adverse effect on our ability to make additional acquisitions. Moreover, future issuances of our securities could have a dilutive effect on existing shareholders. Generally, our shareholders will not be required to vote on or approve acquisitions.

The Company is Controlled by Existing Management and Stockholders

          As of May 31, 2000, our officers and directors beneficially owned or control more than 50% of the issued and outstanding stock. Therefore present shareholders control sufficient shares to elect most or all members of the Board of Directors and thereby control the management of the Company.

The Liability of Directors and Officers is Liability Limited

          Under Nevada law, we are required to indemnify our officers and directors against liability to the Company or its stockholders in any proceeding in which the officer or director wholly prevails on the merits. Generally, we may indemnify officers and directors against such liability if the officer or director acted in good faith believing his or her actions to be in the best interests of the Company, unless the director or officer is adjudged liable to the Company. Furthermore, under our Articles of Incorporation, a director or officer has no liability for monetary damages for breach of fiduciary duty unless such person committed fraud or engaged in intentional misconduct.

Possible Illiquidity of Trading; Penny Stock Rule

     Our Common Stock is currently listed on the Nasdaq Stock Market. However, there can be no assurance that our Common Stock will continue to be listed on the Nasdaq Stock Market. If we are unable to maintain listing standards, then trading, if any, in the Common Stock would be conducted in the over-the-counter market on the OTC Bulletin Board, established for securities that do not meet the Nasdaq Stock Market or other exchange listing requirements. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. In addition, depending on several factors including the future market price of the Common Stock, Common Stock could become subject to the "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities, which could adversely affect the ability or willingness of the purchasers of Common Stock to sell their shares in the secondary market. If the Common Stock is delisted from the Nasdaq Stock Market or the trading price of the Common Stock is less than $5.00 per share, these securities would likely be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rule requires:

           . that a broker or dealer approve a person's account for transactions in penny stocks; and
           . the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

           In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

           . obtain financial information and investment experience and objectives of the person; and

           . make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

           The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market which, in highlighted form, ets forth the basis on which the broker or dealer made the suitability determination Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Potential Sales of Restricted Stock

     Of the 26,979,891 shares of Common Stock outstanding on May 31, 2000, more than 12,000,000 were initially issued as "restricted securities," as that term is defined in Rule 144 as promulgated by the Securities and Exchange Commission under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration or under the requirements of Rule 144 or other applicable exemption from registration under the Act as required under applicable State securities laws.

     Rule 144 provides in essence that a person not affiliated with the issuer who has held restricted securities for a period of one year, under certain conditions, may sell every three months, in brokerage transactions, a number of Shares which does not exceed the greater of one percent of a corporation's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or any other exemptions from the Act, if available, or subsequent registrations of Common Stock of the current shareholders, may have a depressive effect upon the price of the Common Stock.

     In addition, Private may register "restricted securities" from time to time. The sale of these otherwise restricted securities could adversely affect the market for Private's Common Stock.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

          All of the shares of Common Stock of the Company covered by this Prospectus may be sold for the account of the selling stockholders named in the table below and their pledgees, donees, transferees and other successors in interest (the "Selling Stockholders").

          The shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, or in privately negotiated transactions. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, a negotiated price, or such other price as the Selling Stockholders determine from time to time. The shares may also be sold pursuant to Section 4(1) of the Securities Act or Rule 144 thereunder rather than pursuant to this Prospectus.

          The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

          The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any other such person. The foregoing may affect the marketability of the shares.

          Listed below are (i) the names of each Selling Stockholder and their office or position with the Company, (ii) the total number of shares beneficially owned and the number of shares to be sold in this offering by each Selling Stockholder as of May 31, 2000, and (iii) the percentage of Common Stock owned by each Selling Stockholder after this offering:

                                                         Number of
                                                         Shares of
                                                     Common Stock to be       Common Stock
                                    Shares of           Offered for              Owned
                                   Common Stock           Selling                After
                                     Owned             Stockholder's         Completion of
                                Prior to Offering*        Account*             Offering(1)
                                ------------------        -------              -----------

Name                                  Number                                Number    Percent
-----                                 ------                                ------    -------
Berth H. Milton, President
   Director (3)                     23,474,982               21,000        23,453,982    48.8%
Javier Sanchez, Chief
   Operating Officer (4)               157,500               30,000           127,500      **
Johan Gillborg, Chief
   Financial Officer (5)               225,000              105,000           120,000
Marten Kull, Chief
   Marketing Officer (6)               345,000              225,000           120,000      **
Bo Rodebrant, Director (7)              58,500                7,500            51,000      **
Banca Privada d'Andorra                 70,500               70,500                 -      **
Nicolai Milton Floeter (8)              12,000               12,000                 -      **
Robert L. Tremont,
   Director(9)                           9,000                9,000                 -      **
Christina Akesson                        7,500                7,500                 -      **
Gunilla Sundberg                        58,500                7,500            51,000      **
Daniel Deskovic                         11,250                7,500             3,750      **
Michael Backstrom                       22,500                7,500            15,000      **
Gabriel Hjerstedt                        6,000                6,000                 -      **
Frank Pijenburg                         49,500                6,000            43,500      **
Mikael Kraft                            13,500                3,000            10,500      **
David Sears                            105,000              105,000                 -      **
Danny Cook                              52,500               22,500            30,000      **
Qamilla Carlsson                        52,500               22,500            30,000      **
Indigo Island Ltd.(10)                  30,000               30,000                 -      **
Pelican Point Ltd.(11)                  30,000               30,000                 -      **
A.J.J.M. Heesbeen Beher
     BV(12)                            416,928              416,928                 -      **

___________________________________________
*Assumes the exercise of all Options and Warrants.
**Less than one percent.

(1)   Assumes the sale of all shares offered pursuant to this Prospectus.

(2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange

      Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock which may be acquired upon exercise or conversion of warrants or Preferred Stock which are currently exercisable or exercisable within 60 days of May 31, 2000, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of the Company, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Includes 21,000,000 shares of Common Stock issuable upon conversion of 7,000,000 of the Company's $4.00 Series A Convertible Preferred Stock and 451,482 shares of Common Stock which have accrued as dividends on the Preferred Stock. Mr. Milton is indirectly the beneficial owner of the 7,000,000 $4.00 Series A Convertible Preferred Stock and 451,482 shares of Common Stock owned of record by Slingsby Enterprises Limited. Also includes (i) 1,875,000 shares of Common Stock owned by Bajari Properties Limited, of which Mr. Milton is the sole shareholder, and (ii) 21,000 shares of Common Stock issuable upon exercise of Warrants owned by Mr. Milton.

(4) Includes 30,000 shares of Common Stock issuable upon exercise of Warrants owned by Mr. Sanchez.

(5) Includes 105,000 shares of Common Stock issuable upon exercise of Warrants owned by Mr. Gillborg.

(6) Includes 225,000 shares of Common Stock issuable upon exercise of Warrants owned by Mr. Kull.

(7) Includes 7,500 shares of Common Stock issuable upon exercise of Warrants owned by Mr. Rodebrant.

(8) Nicolai Milton Floeter is the son of Berth H. Milton. Mr. Milton disclaims beneficial ownership of these shares.

(9) Includes 9,000 shares of Common Stock issuable upon exercise of Warrants owned by Mr. Tremont.

(10) Includes 30,000 shares of Common Stock issuable upon exercise of Warrants owned by Indigo Island Limited.

(11) Includes 30,000 shares of Common Stock issuable upon exercise of Warrants owned by Pelican Point Ltd.

(12) Includes 208,464 shares of Common Stock issuable upon exercise of Warrants owned by A.J.J.M. Heesbeen Beher BV.

                                INDEMNIFICATION


       The Company has the power to indemnify its directors and officers against liability for certain acts pursuant to the laws of Nevada, being the Company's state of incorporation. In addition, under the Articles of Incorporation of the Company, no director, officer or agent is personally liable to the corporation or its stockholders for monetary damages arising out of a breach of such person's fiduciary duty to the Company, unless such breach involves intentional misconduct, fraud or a knowing violation of law, or the
payment of an unlawful dividend.   The Company also maintains a standard form of
officers' and directors' liability insurance policy that provides coverage to the Company and its officers and directors for certain liabilities.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

          Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Guzik & Associates, Los Angeles, California. Samuel S. Guzik, a principal of this firm, beneficially owns 75,000 shares of the Company's Common Stock.

                                     EXPERTS

          The consolidated financial statements of the Company and subsidiaries at December 31, 1999 and for each of the two years in the period ended December 31, 1999, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young AB, independent auditors, as set forth in their report appearing in such financial statements, and have been incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee................... $ 2,909.31
Blue Sky fees and expenses.............   1,000.00
Accounting fees and expenses...........   1,000.00
Legal fees and expenses................   7,500.00
Printing and engraving expenses........   1,000.00
Registrar and Transfer Agent's fees....     500.00
Miscellaneous fees and expenses........     500.00
Total.................................. $14,409.31

Item 15.  Indemnification of Directors and Officers

      The Company has the power to indemnify  its directors and officers against liability for certain acts pursuant to the laws of Nevada, being the Company's state of incorporation. In addition, under the Articles of Incorporation of the Company, no director, officer or agent is personally liable to the corporation or its stockholders for monetary damages arising out of a breach of such person's fiduciary duty to the Company, unless such breach involves intentional misconduct, fraud or a knowing violation of law, or the
payment of an unlawful dividend.   The Company also maintains a standard form of
officers' and directors' liability insurance policy that provides coverage to the Company and its officers and directors for certain liabilities.

Item 16.  Exhibits and Financial Statement Schedules

            (a)  Exhibits:

            *4.1  Articles of Incorporation

            *4.2  Amended and Restated Bylaws

            *4.3  Specimen Common Stock Certificate

            *4.4  Certificate of Designation re Preferred Stock

             5.1  Opinion of Guzik & Associates.

            23.1  Consent of Ernst & Young AB

          **23.2  Consent of Guzik & Associates.

            24.1  Power of Attorney (Included in Signature Page in Part II)

------------------------------------------------
* Incorporated by reference from the registrant's Registration Statement on Form SB-2 (SEC File No. 333-62075).
** Included in Exhibit 5.

            (b)  Financial Statement Schedules

            None.


Item 17.  Undertakings

          (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is
incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sant Cugat del Valles, Spain, on the 6th day of July, 2000.


                                      PRIVATE MEDIA GROUP, INC.

                                      By   /s/ Berth H. Milton
                                          --------------------------------------
                                          Berth H. Milton,
                                          Chief Executive Officer

          KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Berth H. Milton and Johan Gillborg or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Berth H. Milton     Chief Executive Officer                 July 6, 2000
--------------------     (Chief Executive Officer)



/s/ Johan Gillborg      Chief Financial Officer                 July 6, 2000
--------------------    (Principal Financial Officer and
Johan Gillborg          Principal Accounting Officer.


/s/ Bo Rodebrant        Director                                July 6, 2000
--------------------
Bo Rodebrant

/s/ Robert Tremont      Director                                July 6, 2000
--------------------
Robert Tremont

                                 EXHIBIT INDEX

(a)  Exhibits:

     *4.1   Articles of Incorporation

     *4.2   Amended and Restated Bylaws

     *4.3   Specimen Common Stock Certificate

     *4.4   Certificate of Designation re Preferred Stock

      5.1   Opinion of Guzik & Associates.

     23.1   Consent of Ernst & Young AB

   **23.2   Consent of Guzik & Associates.

     24.1   Power of Attorney (Included in Signature Page in Part II)

------------------------------------------------
* Incorporated by reference from the registrant's Registration Statement on Form SB-2 (SEC File No. 333-62075).
**  Included in Exhibit 5.

     (b)  Financial Statement Schedules

     None.